Exhibit 99.1

SemGroup Corporation Announces Fourth Quarter and Full Year 2016 Results
2017 Financial Guidance and Quarterly Dividend Announced

Tulsa, Okla. - Feb. 23, 2017 - SemGroup® Corporation (NYSE:SEMG) today announced its fourth quarter and full year 2016 financial results, as well as a quarterly dividend and 2017 financial guidance.

SemGroup reported fourth quarter 2016 revenues of $402.2 million with net income attributable to SemGroup of $12.0 million, or $0.18 per diluted share. This compares with third quarter 2016 revenues of $327.8 million with a net loss attributable to SemGroup of $(4.9) million, or $(0.09) per diluted share. Fourth quarter 2015 revenues totaled $382.5 million with net income attributable to SemGroup of $0.7 million, or $0.02 per diluted share.

For the year ended December 31, 2016, SemGroup reported revenues of $1.33 billion with net income attributable to SemGroup of $2.1 million, or $0.04 per diluted share, compared to revenues of $1.46 billion with a net income attributable to SemGroup of $30.3 million, or $0.69 per diluted share, for the same period in 2015.

SemGroup's fourth quarter 2016 Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $66.2 million, compared to $71.3 million in third quarter 2016 and $79.3 million in fourth quarter 2015.

For full year 2016, SemGroup reported $282.8 million in Adjusted EBITDA, compared to $305.3 million for full year 2015. Adjusted EBITDA is a non-GAAP measure and is reconciled to net income below.

"In 2016, much was accomplished despite continued pressure on our customers and in our markets. Even with these headwinds and lower asset utilization, we achieved our earnings expectations and delivered returns back to our shareholders," said SemGroup President and Chief Executive Officer Carlin Conner. “We simplified our corporate structure, prefunded our capital needs for 2017 and announced more than a quarter of a billion dollars in growth projects in Alberta's Montney region and Oklahoma's STACK play. I expect this momentum to build through 2017 as we complete the Maurepas pipeline project, finalize additional growth via unannounced projects and take advantage of operational leverage in a stronger market."

Recent Developments
On January 1, 2017, Thomas R. McDaniel became Chairman of the Board of Directors of SemGroup, following the retirement of John F. Chlebowski. McDaniel has extensive operational and financial management experience and has served as a founding Director of SemGroup since 2009.

Fourth Quarter 2016 Dividend
The Board of Directors of SemGroup declared a quarterly cash dividend to common shareholders of $0.45 per share, resulting in an annualized dividend of $1.80 per share. The dividend will be paid on March 17, 2017 to all common shareholders of record on March 7, 2017.

2017 Financial Guidance
SemGroup anticipates 2017 Adjusted EBITDA of between $270 million and $310 million. SemGroup does not provide guidance for net income, the GAAP financial measure most directly comparable to the non-GAAP financial measure Adjusted EBITDA, because Net Income includes items such as unrealized gains or losses on derivative activities or similar items which, because of their nature, cannot be accurately forecasted. We do not expect that such amounts would be significant to Adjusted EBITDA as they are largely non-cash items.

Exhibit 99.1

Management expects to deploy approximately $500 million of capital expenditures in 2017, which includes approximately $60 million of maintenance projects.

Management intends to review its dividend policy late 2017 and is targeting annual dividend growth of approximately 8% over the next several years.

Earnings Conference Call
SemGroup will host a conference call for investors at 11 a.m. Eastern tomorrow, Feb. 24, 2017. The call can be accessed live over the telephone by dialing 855-239-1101, or for international callers, 412-542-4117. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto SemGroup's Investor Relations website at www.semgroupcorp.com. A replay of the webcast will be available following the call. The fourth quarter and full year 2016 earnings slide deck will be posted under presentations.

About SemGroup
Based in Tulsa, Okla., SemGroup® Corporation (NYSE:SEMG) is a publicly traded midstream service company providing the energy industry the means to move products from the wellhead to the wholesale marketplace. SemGroup provides diversified services for end-users and consumers of crude oil, natural gas, natural gas liquids, refined products and asphalt. Services include purchasing, selling, processing, transporting, terminalling and storing energy.

SemGroup uses its Investor Relations website and social media outlets as channels of distribution of material company information. Such information is routinely posted and accessible on our Investor Relations website at www.semgroupcorp.com, our Twitter account and LinkedIn account.

Non-GAAP Financial Measures
SemGroup’s non-GAAP measure, Adjusted EBITDA, is not a GAAP measure and is not intended to be used in lieu of GAAP presentation of net income (loss), which is the most closely associated GAAP measure. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for selected items that SemGroup believes impact the comparability of financial results between reporting periods. In addition to non-cash items, we have selected items for adjustment to EBITDA which management feels decrease the comparability of our results among periods. These items are identified as those which are generally outside of the results of day to day operations of the business. These items are not considered non-recurring, infrequent or unusual, but do erode comparability among periods in which they occur with periods in which they do not occur or occur to a greater or lesser degree. Historically, we have selected items such as gains on the sale of NGL Energy Partners LP common units, costs related to our predecessor’s bankruptcy, significant business development related costs, significant legal settlements, severance and other similar costs. Management believes these types of items can make comparability of the results of day to day operations among periods difficult and have chosen to remove these items from our Adjusted EBITDA. We expect to adjust for similar types of items in the future. Although we present selected items that we consider in evaluating our performance, you should be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in our operating results are also caused by changes in volumes, prices, mechanical interruptions and numerous other factors. We do not adjust for these types of variances.

This measure may be used periodically by management when discussing our financial results with investors and analysts and is presented as management believes it provides additional information and metrics relative

Exhibit 99.1

to the performance of our businesses. This non-GAAP financial measure has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider non-GAAP measures in isolation or as substitutes for analysis of our results as reported under GAAP. Management compensates for the limitations of our non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the non-GAAP measure and the most comparable GAAP measure and incorporating this knowledge into its decision-making processes. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating our operating results. Because all companies do not use identical calculations, our presentations of non-GAAP measures may be different from similarly titled measures of other companies, thereby diminishing their utility.

Forward-Looking Statements
Certain matters contained in this Press Release include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, our anticipated annual dividend growth rate, management's plans and objectives for future operations, planned capital expenditures, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, the failure to realize the anticipated benefits of the transaction, consummated on September 30, 2016, pursuant to which we acquired all of the outstanding common units of our subsidiary, Rose Rock Midstream, L.P., not already owned by us; our ability to generate sufficient cash flow from operations to enable us to pay our debt obligations and our current and expected dividends or to fund our other liquidity needs; any sustained reduction in demand for, or supply of, the petroleum products we gather, transport, process, market and store; the effect of our debt level on our future financial and operating flexibility, including our ability to obtain additional capital on terms that are favorable to us; our ability to access the debt and equity markets, which will depend on general market conditions and the credit ratings for our debt obligations and equity; the loss of, or a material nonpayment or nonperformance by, any of our key customers; the amount of cash distributions, capital requirements and performance of our investments and joint ventures; the amount of collateral required to be posted from time to time in our commodity purchase, sale or derivative transactions; the impact of operational and developmental hazards and unforeseen interruptions; our ability to obtain new sources of supply of petroleum products; competition from other midstream energy companies; our ability to comply with the covenants contained in our credit agreement and the indentures governing our senior notes, including requirements under our credit agreement to maintain certain financial ratios; our ability to renew or replace expiring storage, transportation and related contracts; the overall forward markets for crude oil, natural gas and natural gas liquids; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; changes in currency exchange rates; weather and other natural phenomena, including climate conditions; a cyber attack involving our information systems and related infrastructure, or that of our business associates; the risks and uncertainties of doing business outside of the U.S., including political and economic instability and changes in local governmental laws, regulations and policies; costs of, or changes in, laws and regulations and our failure to comply with new or existing laws or regulations, particularly with regard to taxes, safety and protection of the environment; the possibility that our hedging activities may result

Exhibit 99.1

in losses or may have a negative impact on our financial results; general economic, market and business conditions; as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this press release, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.
Contacts:
Investor Relations:
Alisa Perkins
918-524-8081
investor.relations@semgroupcorp.com

Media:
Tom Droege
918-524-8560
tdroege@semgroupcorp.com

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Current assets	$635,874	$480,381
Property, plant and equipment, net	1,762,072	1,566,821
Goodwill and other intangible assets	185,208	210,255
Equity method investments	434,289	551,078
Other noncurrent assets, net	57,529	45,374
Total assets	$3,074,972	$2,853,909
LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Current portion of long-term debt	$26	$31
Other current liabilities	488,329	376,996
Total current liabilities	488,355	377,027
Long-term debt, excluding current portion	1,050,918	1,057,816
Other noncurrent liabilities	89,734	222,710
Total liabilities	1,629,007	1,657,553
Total owners' equity	1,445,965	1,196,356
Total liabilities and owners' equity	$3,074,972	$2,853,909

Exhibit 99.1

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2016	2015	2016	2016	2015
Revenues	$402,172	$382,493	$327,764	$1,332,164	$1,455,094
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	281,139	268,680	218,503	873,431	979,549
Operating	54,564	57,286	52,636	212,099	224,443
General and administrative	21,490	19,094	20,583	83,908	97,366
Depreciation and amortization	24,776	26,452	24,922	98,804	100,882
Loss on disposal or impairment, net	38	9,993	1,018	16,048	11,472
Total expenses	382,007	381,505	317,662	1,284,290	1,413,712
Earnings from equity method investments	17,763	20,687	15,845	73,757	81,386
Gain (loss) on issuance of common units by equity method investee	—	352	—	(41)	6,385
Operating income	37,928	22,027	25,947	121,590	129,153
Other expenses, net	9,809	19,082	18,684	97,059	52,807
Income from continuing operations before income taxes	28,119	2,945	7,263	24,531	76,346
Income tax expense	16,119	3,921	11,898	11,268	33,530
Income (loss) from continuing operations	12,000	(976)	(4,635)	13,263	42,816
Income (loss) from discontinued operations, net of income taxes	—	(1)	3	(1)	(4)
Net income (loss)	12,000	(977)	(4,632)	13,262	42,812
Less: net income (loss) attributable to noncontrolling interests	—	(1,661)	225	11,167	12,492
Net income (loss) attributable to SemGroup Corporation	$12,000	$684	$(4,857)	$2,095	$30,320
Net income (loss) attributable to SemGroup Corporation	$12,000	$684	$(4,857)	$2,095	$30,320
Other comprehensive loss, net of income taxes	(10,783)	(7,671)	(7,051)	(15,352)	(31,421)
Comprehensive income (loss) attributable to SemGroup Corporation	$1,217	$(6,987)	$(11,908)	$(13,257)	$(1,101)
Net income (loss) per common share:
Basic	$0.18	$0.02	$(0.09)	$0.04	$0.69
Diluted	$0.18	$0.02	$(0.09)	$0.04	$0.69
Weighted average shares (thousands):
Basic	65,754	43,824	52,642	51,889	43,787
Diluted	66,326	43,971	52,642	52,281	43,970

Exhibit 99.1

2016 Quarterly Financial Data
(in thousands, except per share amounts, unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Total revenues	$314,851	$287,377	$327,764	$402,172	$1,332,164
Loss on disposal or impairment, net	13,307	1,685	1,018	38	16,048
Other operating costs and expenses	292,250	277,379	316,644	381,969	1,268,242
Total expenses	305,557	279,064	317,662	382,007	1,284,290
Earnings from equity method investments	23,071	17,078	15,845	17,763	73,757
Loss on issuance of common units by equity method investee	(41)	—	—	—	(41)
Operating income	32,324	25,391	25,947	37,928	121,590
Other expenses, net	58,622	9,944	18,684	9,809	97,059
Income (loss) from continuing operations before income taxes	(26,298)	15,447	7,263	28,119	24,531
Income tax expense (benefit)	(21,407)	4,658	11,898	16,119	11,268
Income (loss) from continuing operations	(4,891)	10,789	(4,635)	12,000	13,263
Income (loss) from discontinued operations, net of income taxes	(2)	(2)	3	—	(1)
Net income (loss)	(4,893)	10,787	(4,632)	12,000	13,262
Less: net income attributable to noncontrolling interests	9,020	1,922	225	—	11,167
Net income (loss) attributable to SemGroup	$(13,913)	$8,865	$(4,857)	$12,000	$2,095
Earnings (loss) per share—basic	$(0.32)	$0.20	$(0.09)	$0.18	$0.04
Earnings (loss) per share—diluted	$(0.32)	$0.19	$(0.09)	$0.18	$0.04
Prior quarter amounts above have been restated from the amounts originally reported to correct for an immaterial error identified by management in the fourth quarter related to an under capitalization of interest on certain capital projects. Previously reported interest expense, included in "other expense, net" above, has been decreased by $1.4 million, $0.9 million and $2.5 million for the quarters ended March 31, June 30 and September 30, 2016, respectively, with a corresponding increase to net income. Earnings per basic share was increased by $0.03, $0.02 and $0.05 per share for the quarters ended March 31, June 30 and September 30, 2016, respectively. Capitalized interest recorded for the fourth quarter of 2016 includes an immaterial out of period adjustment of $6.3 million related to under capitalization of interest in the prior year.

Exhibit 99.1

Reconciliation of net income to Adjusted EBITDA:
(in thousands, unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2016	2015	2016	2016	2015
Net income (loss)	$12,000	$(977)	$(4,632)	$13,262	$42,812
Add: Interest expense	8,545	19,092	18,517	62,650	69,675
Add: Income tax expense	16,119	3,921	11,898	11,268	33,530
Add: Depreciation and amortization expense	24,776	26,452	24,922	98,804	100,882
EBITDA	61,440	48,488	50,705	185,984	246,899
Selected Non-Cash Items and Other Items Impacting Comparability	4,765	30,837	20,588	96,811	58,383
Adjusted EBITDA	$66,205	$79,325	$71,293	$282,795	$305,282
Selected Non-Cash Items and
Other Items Impacting Comparability
(in thousands, unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2016	2015	2016	2016	2015
Loss on disposal or impairment, net	$38	$9,993	$1,018	$16,048	$11,472
Loss from discontinued operations, net of income taxes	—	1	—	1	4
Foreign currency transaction loss (gain)	1,088	132	659	4,759	(1,067)
Remove NGL equity losses (earnings) including loss (gain) on issuance of common units	6	(346)	38	(2,147)	(11,416)
Remove loss (gain) on impairment or sale of NGL units	—	—	—	30,644	(14,517)
NGL cash distribution	—	4,839	—	4,873	19,074
M&A transaction related costs	—	—	3,269	3,269	10,000
Inventory valuation adjustments including equity method investees	—	1,810	—	—	3,187
Employee severance and relocation expense	499	48	534	2,128	90
Unrealized loss (gain) on derivative activities	(5,107)	5,330	6,167	989	2,014
Depreciation and amortization included within equity earnings	5,071	6,173	7,283	26,031	25,307
Bankruptcy related expenses	—	—	—	—	224
Legal settlement expense	—	—	—	—	3,394
Non-cash equity compensation	3,170	2,857	1,620	10,216	10,617
Selected Non-Cash Items and Other Items Impacting Comparability	$4,765	$30,837	$20,588	$96,811	$58,383